Contact:

Robert Van Buskirk

President and Chief Executive Officer

Sirenza Microdevices, Inc.

(303) 327-3192

ir@sirenza.com

FOR IMMEDIATE RELEASE

Sirenza Microdevices Reports Fourth Quarter and Fiscal Year 2005 Results;

Record Quarterly Revenue and Net Income; Record Fiscal Year Revenue

BROOMFIELD, Colo.--January 25, 2006--Sirenza Microdevices, Inc. (NASDAQ:SMDI) today reported its financial results for the fourth quarter and fiscal year ended December 31, 2005. Final revenue total is consistent with the increased revenue expectation announced by the company on December 20, 2005.

Financial Highlights

Revenue
    Record fiscal year revenue of $64.2 million
    Record level of second half revenue of $36.7 million; a 16% increase year-over-year
    Record quarterly revenue of $19.5 million; 13% sequential revenue increase
    Year-over-year quarterly revenue growth of 30%

Earnings
    Record quarterly net income of $2.6 million, or $3.1 million on a pro forma basis
    Fourth quarter earnings per share of $0.07 per diluted share, or $0.08 per diluted share on a pro forma basis
    Record level of second half net income of $3.8 million, or $5.0 million on a pro forma basis, a 35% year-over-year increase in pro forma net income
    Fiscal year 2005 earnings of $0.04 per diluted share versus $0.01 per diluted share for fiscal year 2004
    Fiscal year 2005 earnings of $0.11 per diluted share on a pro forma basis versus $0.15 per diluted share for 2004

Cash Flow
    Fiscal year 2005 cash flow from operations of $7.3 million, or $0.19 per diluted share
    Fiscal year 2005 net cash generated of $7.8 million, or $0.21 per diluted share
    Nine consecutive quarters of positive cash flow from operations

Strategic Highlights

  Opened new sales and support office in Bangalore, India
  Released next generation CATV RF tuner and transmitter module for volume production
  Awarded U.S. patent which broadens protection and application of previously issued Self-Biased Darlington Amplifier patent and a U.S. patent for multi-output amplifiers used in CATV active splitter applications
  Ramped production of ultra-low profile satellite radio antenna for application with newly introduced Sirius portable, MP3-enabled S50 model

"We are very pleased with the acceleration of our business, particularly in the latter half of 2005," stated Robert Van Buskirk, president and chief executive officer of Sirenza Microdevices. "We made outstanding progress this year in the pursuit of our strategic goals to execute and diversify our business and in achieving our targeted long-term operating model," Van Buskirk added. "Our fourth quarter financial results were in line with our longer term operating model as we achieved net income as a percent of revenue of 15% on a pro forma basis, driven by gross margin of 45% and R&D and SG&A expenses at approximately 30% of revenue. We are pleased with the strategic and financial momentum we generated in 2005 and are excited about the potential for it to carry forward into 2006."

Sirenza's fourth quarter net revenues were $19.5 million, compared with $15.1 million for the fourth quarter of 2004 and with $17.2 million for the third quarter of 2005.

The company's fourth quarter net income was $2.6 million, or earnings of $0.07 per diluted share. This compared year-over-year with a net loss of $2.6 million, or a loss of $(0.08) per diluted share and sequentially with net income of $1.2 million, or $0.03 per diluted share.

Excluding the effects of the charges detailed in the reconciliation of pro forma to GAAP results included with this press release, Sirenza's pro forma net income for the fourth quarter was $3.1 million, or $0.08 per diluted share. This compared year-over-year with pro forma net income of $1.6 million, or $0.04 per diluted share, and sequentially with pro forma net income of $1.9 million, or $0.05 per diluted share.

Sirenza's fourth quarter 2005 gross margin was 45.3%, compared with 48.4% a year ago and 45.8% sequentially. In the aggregate, the company's research and development, sales and marketing, and general and administrative expenses for the fourth quarter of 2005 were $5.9 million, compared with $5.9 million a year ago and $6.2 million sequentially.

At December 31, 2005, Sirenza's total assets were $62.5 million, including cash and cash equivalents, restricted cash and short-term investments of $19.0 million. Unrestricted cash and investments totaled $18.2 million.

For the year ended December 31, 2005, Sirenza's net revenues were $64.2 million, compared with $61.3 million for 2004.

Sirenza's net income under GAAP for the year ended December 31, 2005 was $1.4 million, or $0.04 per diluted share. This compared with GAAP net income of $280,000, or $0.01 per diluted share, for the year ended December 31, 2004.

Excluding the effects of the charges detailed in the reconciliation of pro forma to GAAP results included with this press release, Sirenza's pro forma net income for 2005 was $4.3 million, or $0.11 per diluted share. This compared with pro forma net income of $5.7 million, or $0.15 per diluted share for 2004.

Use of Non-GAAP Financial Measures

In keeping with its historical financial reporting practices, Sirenza believes that the supplemental presentation of pro forma net income and earnings per share calculations provide meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events. Readers are cautioned not to view pro forma results as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP results to pro forma results for the fourth quarters and fiscal years of 2005 and 2004, respectively, and the third quarter of 2005 in the financial statements below.

Fourth Quarter Teleconference and Webcast

Sirenza management plans to host a teleconference at 2:45 p.m. MST / 4:45 p.m. EST today to discuss the company's fourth quarter and fiscal year 2005 financial results and its current outlook for the first quarter and full year 2006. This teleconference will be webcast live for the general public. For more information, please visit the Investor Relations page of Sirenza's website at www.sirenza.com. The teleconference webcast will be archived on this site until January 25, 2007, and a telephonic replay will be available at (800) 405-2236, conference ID number 11050788#, until February 1, 2006.

Also available on the Investor Relations page of Sirenza's website will be additional information to support the reconciliation to GAAP of estimates of pro forma financial results for the first quarter and full year of 2006, to be presented by the company in today's teleconference.

Sirenza Microdevices, Inc.

Sirenza Microdevices is a supplier of radio frequency (RF) components. Headquartered in Broomfield, Colorado, with design centers throughout the U.S., Sirenza Microdevices designs and develops RF components for commercial communications, consumer, and aerospace and defense (A&D) equipment markets. Sirenza's integrated circuit (IC) and multi-chip module (MCM) product lines include amplifiers, power amplifiers, transceivers, tuners, discrete devices, RF signal processing components, signal source components, government and military specified components, and antennae and receivers for satellite radio. Certifications include ISO 9001:2000 Quality Management System and ISO 14001:2004 Environmental Management System (registered by QMI). Detailed product information may be found on Sirenza's website at www.sirenza.com.

Forward-Looking Statements

This news release contains forward-looking statements regarding future events or results, including statements regarding Sirenza's potential to carry forward into 2006 the strategic and financial momentum it generated in 2005. Sirenza cautions readers that such statements are, in fact, predictions that are subject to risks and uncertainties, and that actual events or results may differ materially. Factors that could cause actual events or results to differ materially include lower than expected demand for Sirenza's products at major OEMs; lower than expected demand for RF components, broadband products, or satellite radio antennae products; possible delays by Sirenza's customers in the implementation of next-generation equipment or the introduction of new products; Sirenza's ability to successfully develop and release new products which meet customer demands; exertion of downward pressure on the pricing of Sirenza's components; product quality, performance and reliability problems that may disrupt Sirenza's business and harm its financial results; Sirenza's lack of market knowledge relative to other participants in new markets into which it has or may diversify; claims from time to time relating to the infringement of third-party proprietary rights, which could result in litigation, damages, lost sales or diversion of management's attention; changes in the expected mix of sales of products between Sirenza's business divisions and within those divisions; lower-margin sales, such as sales of satellite radio antennae products, MCM products, and certain sales to higher-volume OEMs, increasing as a percentage of Sirenza's overall sales; Sirenza's ability to successfully differentiate itself from competitors in its markets; Sirenza's reliance on third parties for outsourced manufacturing, packaging and test services and supply; Sirenza's ability to successfully complete financing transactions or acquisitions or integrate the assets, personnel, operations and engineering teams and processes of any acquisitions with Sirenza; Sirenza's ability to realize expected synergies of any acquisitions and the envisioned benefits to Sirenza; underutilization of Sirenza's manufacturing facilities; and/or overall general economic or telecommunications market conditions, conditions in the commercial communications, consumer or A&D markets or any segment thereof.  Other factors that could cause actual events or results to differ materially from those in the forward-looking statements are included in Sirenza's filings with the Securities and Exchange Commission (SEC), specifically, Sirenza's Form 10-K filed in March 2005 and Form 10-Q filed in November 2005. Sirenza expressly disclaims any current intention to update its forward-looking statements, and the estimates and assumptions associated with them, at any time or for any reason.

NOTE: Sirenza Microdevices® and the Sirenza logo are trademarks of Sirenza Microdevices, Inc. All other trademarks are property of their respective owners.

SIRENZA MICRODEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)

Net revenues	$ 19,510	$ 15,065	$ 64,178	$ 61,256
Total cost of revenues	10,670	7,768	35,522	31,375
Gross profit	8,840	7,297	28,656	29,881
Operating expenses:
Research and development	2,231	2,186	10,104	8,963
Sales and marketing	1,876	1,896	7,372	7,779
General and administrative	1,804	1,857	8,096	7,795
Amortization of deferred stock compensation	--	--	--	3
Acquired in-process research and development	--	2,180	--	2,180
Amortization of acquisition-related intangible assets	443	373	1,838	1,538
Restructuring	--	--	56	(98)
Impairment of investment in GCS	--	1,535	--	1,535
Total operating expenses	6,354	10,027	27,466	29,695
Income (loss) from operations	2,486	(2,730)	1,190	186
Interest and other income, net	149	89	196	229
Income (loss) before taxes	2,635	(2,641)	1,386	415
Provision for (benefit from) income taxes	23	--	(6)	135
Net income (loss)	$ 2,612	$ (2,641)	$ 1,392	$ 280
Basic net income (loss) per share	$ 0.07	$ (0.08)	$ 0.04	$ 0.01
Diluted net income (loss) per share	$ 0.07	$ (0.08)	$ 0.04	$ 0.01
Shares used to compute basic net income (loss) per share	36,168	35,032	35,828	34,593
Shares used to compute diluted net income (loss) per share	38,033	35,032	37,803	37,448

Sirenza Microdevices, Inc.
Reconciliation of GAAP Results with Pro Forma Results
(In thousands, except per-share data)
(Unaudited)

The following table reconciles the company's net income (loss) as reported under accounting principles generally accepted in the United States (GAAP) with net income as adjusted by the items detailed below and presented in the news release and associated teleconference. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2005	2005	2004	2005	2004

Net income (loss) as reported under GAAP	$ 2,612	$ 1,154	$ (2,641)	$ 1,392	$ 280

Amortization of acquisition-related intangible assets	443	465	373	1,838	1,538
Compensation expense related to employee equity awards	61	60	154	186	191
Restructuring	--	89	--	56	(98)
Write-off of deferred equity financing costs	--	99	--	314	--
Costs associated with abandoned merger and acquisition activities	--	--	--	275	--
Litigation settlement	--	--	--	201	--
Acquired in-process research and development	--	--	2,180	--	2,180
Impairment of investment in GCS	--	--	1,535	--	1,535
Relocation and related expenses	--	--	--	--	67
Amortization of deferred stock compensation	--	--	--	--	3
Pro forma net income	$ 3,116	$ 1,867	$ 1,601	$ 4,262	$ 5,696

Pro forma net income per share
Basic	$ 0.09	$ 0.05	$ 0.05	$ 0.12	$ 0.16
Diluted	$ 0.08	$ 0.05	$ 0.04	$ 0.11	$ 0.15

Shares used to compute pro forma net income per share
Basic	36,168	35,958	35,032	35,828	34,593
Diluted	38,033	37,797	37,980	37,803	37,448

SIRENZA MICRODEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2005	2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$ 11,266	$ 2,440
Short-term investments	6,979	8,000
Accounts receivable, net	11,856	10,968
Inventories	8,961	8,496
Other assets	1,347	674
Total current assets	40,409	30,578
Property and equipment, net	6,013	8,273
Investment in GCS	3,065	3,065
Acquisition related intangibles, net	5,083	6,921
Goodwill	6,413	5,631
Other non-current assets	1,518	1,426
Total assets	$ 62,501	$ 55,894

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 5,008	$ 3,136
Accrued liabilities	5,411	4,393
Deferred margin on distributor inventory	950	1,069
Total current liabilities	11,369	8,598
Total long-term liabilities	391	18

Stockholders' equity	50,741	47,278
Total liabilities and stockholders' equity	$ 62,501	$ 55,894

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